Exhibit 99.1
Vir Biotechnology Provides Corporate Update and Reports Third Quarter 2025 Financial Results
– ECLIPSE 1 enrollment completed approximately two months ahead of schedule; ECLIPSE 2 and ECLIPSE 3 progressing with strong enrollment momentum, with topline data for all three studies expected in the first quarter of 2027
– Comprehensive data update for VIR-5500, a PSMA-targeting PRO-XTEN® dual-masked T-cell engager, planned for the first quarter of 2026
– First patient dosed in Phase 1 study of VIR-5500 in combination with androgen receptor pathway inhibitors (ARPIs) in first-line metastatic castration-resistant prostate cancer
– Strong financial position and runway into mid-2027 with $810.7 million in cash and investments as of September 30, 2025
– Conference call scheduled for November 5, 2025 at 1:30 p.m. PT / 4:30 p.m. ET
SAN FRANCISCO, November 5, 2025 – Vir Biotechnology, Inc. (Nasdaq: VIR), today provided a corporate update and reported financial results for the third quarter ended September 30, 2025.
"Our third quarter demonstrated exceptional execution across our clinical portfolio," said Marianne De Backer, Chief Executive Officer, Vir Biotechnology. "We completed ECLIPSE 1 enrollment approximately two months ahead of schedule and continue to see strong momentum across ECLIPSE 2 and 3, positioning us well for our hepatitis delta regulatory submissions. We are excited to provide guidance for a comprehensive VIR-5500 data update in the first quarter of 2026, and we recently expanded into first-line prostate cancer with our ARPI combination study. These achievements reflect our team's commitment to delivering transformative therapies to patients with significant unmet medical needs."
Pipeline Programs
Chronic Hepatitis Delta (CHD)
•The ECLIPSE 1 Phase 3 trial has completed enrollment approximately two months ahead of the Company's internal projections. Primary completion is expected in the fourth quarter of 2026, with topline data expected in the first quarter of 2027. ECLIPSE 1 evaluates the combination of tobevibart and elebsiran compared to deferred treatment in regions such as the U.S. where bulevirtide is not available or in other regions where its use is limited.
•The ECLIPSE 2 Phase 3 trial continues enrolling well, and topline data are expected in the first quarter of 2027. ECLIPSE 2 evaluates the switch to the combination of tobevibart and elebsiran in participants who have not achieved undetectable hepatitis delta virus RNA with bulevirtide treatment.
•The ECLIPSE 3 Phase 2b trial is progressing ahead of schedule with strong enrollment momentum, and topline data are expected in the first quarter of 2027. ECLIPSE 3 evaluates the combination of tobevibart and elebsiran compared to bulevirtide monotherapy in bulevirtide treatment-naïve participants.

•Following positive data presented at American Association for the Study of Liver Diseases (AASLD) The Liver Meeting® 2024, the Company will present Week 48 endpoint results from its SOLSTICE Phase 2 clinical study, in patients with CHD at AASLD The Liver Meeting® 2025. The oral presentation will take place on Sunday, November 9.
Solid Tumors
•VIR-5500, a PRO-XTEN® dual-masked T-cell engager (TCE) targeting prostate-specific membrane antigen (PSMA), continues to advance through Phase 1 dose escalation as a monotherapy in heavily pre-treated patients with metastatic castration-resistant prostate cancer (mCRPC) and has demonstrated promising early anti-tumor activity and a favorable safety profile.
◦First patient dosed in Phase 1 clinical study of VIR-5500 in combination with ARPIs in first-line mCRPC.
◦The Company plans to share a comprehensive VIR-5500 data update in late-line patients in the first quarter of 2026.
•VIR-5818, a PRO-XTEN® dual-masked TCE targeting HER2, continues in Phase 1 dose escalation study in combination with pembrolizumab.
◦VIR-5818 is the only dual-masked HER2-targeting TCE in clinical development and is being evaluated in multiple tumor types, including metastatic colorectal cancer (CRC).
•VIR-5525, a PRO-XTEN® dual-masked TCE targeting EGFR, continues enrollment in the Phase 1 trial as expected.
◦VIR-5525 leverages learnings from VIR-5500 and VIR-5818 and is being evaluated in a variety of EGFR-expressing solid tumors in areas of high unmet need, such as non-small cell lung cancer, CRC, head and neck squamous cell carcinoma, and cutaneous squamous cell carcinoma.
Preclinical Pipeline Candidates
•Harnessing the Company’s deep immune system expertise combined with its discovery and engineering platform and proprietary dAIsY™ (data AI structure and antibody) AI engine, the Company continues to advance multiple undisclosed PRO-XTEN® masked TCEs directed toward validated targets with potential application across a number of solid tumors.
Third Quarter 2025 Financial Results
Cash, Cash Equivalents and Investments: As of September 30, 2025, the Company had $810.7 million in cash, cash equivalents and investments, representing a decrease of approximately $81.4 million during the third quarter of 2025.
Revenues: Total revenues for the third quarter of 2025 were $0.2 million compared to $2.4 million for the same period in 2024.
Cost of Revenue: The change in cost of revenue for the third quarter of 2025 compared to the same period in 2024 was nominal.

Research and Development Expenses (R&D): R&D expenses for the third quarter of 2025 were $151.5 million, which included $5.5 million of non-cash stock-based compensation expense, and $75.0 million of milestone payments paid from restricted cash, compared to $195.2 million for the same period in 2024, which included $8.9 million of non-cash stock-based compensation expense and $102.8 million of license expenses. The decrease was primarily driven by lower license expenses and cost savings from previously announced restructuring initiatives, partially offset by higher clinical expenses from our ECLIPSE registrational program for CHD and progression of our oncology programs.
The $75.0 million milestone payment to former shareholders of Amunix Pharmaceuticals, Inc. was triggered by VIR-5525 achieving first-in-human dosing and was paid from restricted cash held in escrow since the execution of the license agreement with Sanofi S.A. (Sanofi), therefore having no impact on our reported cash position or runway. The prior year license expenses were primarily due to the recognition of the $102.8 million Sanofi upfront payment as in-process research and development expense in the third quarter of 2024.
Selling, General and Administrative Expenses (SG&A): SG&A expenses for the third quarter of 2025 were $22.2 million, which included $5.8 million of non-cash stock-based compensation expense, compared to $25.7 million for the same period in 2024, which included $7.8 million of non-cash stock-based compensation expense. The decrease was largely due to efficiencies and cost savings from previously announced restructuring initiatives.
Restructuring, Long-Lived Assets Impairment and Related Charges, Net: The Company incurred no restructuring, long-lived assets impairment and related charges, net for the third quarter of 2025 compared to $12.7 million for the same period in 2024. The decrease was due to the fact that our restructuring initiatives implemented in prior years were substantially completed by the end of 2024.
Other Income: Other income for the third quarter of 2025 was $10.5 million compared to $17.8 million for the same period in 2024. The decrease was primarily driven by lower interest income.
Provision for Income Taxes: The provision for income taxes for the third quarter of 2025 was nominal.
Net Loss: Net loss for the third quarter of 2025 was $163.1 million, or $1.17 per share, basic and diluted, compared to a net loss of $213.7 million, or $1.56 per share, basic and diluted for the same period in 2024.
2025 Financial Guidance
Based on current operating plans, the Company expects its cash, cash equivalents and investments to fund operations into mid-2027.
Conference Call
Vir Biotechnology will host a conference call to discuss the third quarter results at 1:30 p.m. PT / 4:30 p.m. ET today. A live webcast will be available on https://investors.vir.bio and will be archived for 30 days.

About Tobevibart and Elebsiran
Tobevibart is an investigational broadly neutralizing monoclonal antibody targeting the hepatitis B surface antigen (HBsAg). It is designed to inhibit the entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of circulating viral and subviral particles in the blood. Tobevibart was identified using Vir Biotechnology’s proprietary monoclonal antibody discovery platform. The Fc domain has been engineered to increase immune engagement and clearance of HBsAg immune complexes and incorporates Xencor’s Xtend™ technology to extend half-life. Tobevibart is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta.
Elebsiran is an investigational hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) discovered by Alnylam Pharmaceuticals, Inc. It is designed to degrade hepatitis B virus RNA transcripts and limit the production of hepatitis B surface antigen. Current data indicate that it has the potential to have direct antiviral activity against hepatitis B virus and hepatitis delta virus.
Elebsiran is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta.
About VIR-5818, VIR-5500, VIR-5525
VIR-5818, VIR-5500 and VIR-5525 are investigational, clinical candidates currently being evaluated for the treatment of solid tumors. These assets leverage the PRO-XTEN® masking technology with three different TCEs targeting HER2, PSMA and EGFR, respectively.
TCEs are powerful anti-tumor agents that can direct the immune system, specifically T-cells, to destroy cancer cells. The PRO-XTEN® masking technology is designed to keep the TCEs inactive (or masked) until they reach the tumor microenvironment, where tumor-specific proteases cleave off the mask and activate the TCEs, leading to killing of cancer cells. By driving the activity exclusively to the tumor microenvironment, we aim to circumvent the traditionally high toxicity associated with TCEs and increase their efficacy and tolerability. Additionally, the mask is designed to help drug candidates stay in the bloodstream longer in their inactive form, allowing them to better reach the site of action and potentially allowing less frequent dosing regimens for patients and clinicians.
About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Its clinical-stage portfolio includes programs for chronic hepatitis delta and multiple dual-masked TCEs across validated targets in solid tumor indications. Vir Biotechnology also has a portfolio of preclinical programs across a range of infectious diseases and oncologic malignancies. Vir Biotechnology routinely posts information that may be important to investors on its website.
Vir Biotechnology has exclusive rights to the PRO-XTEN® masking platform for oncology and infectious disease. PRO-XTEN® is a trademark of Amunix Pharmaceuticals, Inc., a Sanofi company.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding: Vir Biotechnology’s cash balance and anticipated runway; Vir Biotechnology’s future financial and operating results and its expectations related thereto, including Vir Biotechnology’s financial guidance; the therapeutic and commercial potential of Vir Biotechnology's CHD program, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the therapeutic and commercial potential of Vir Biotechnology's oncology solid tumor portfolio, preclinical pipeline and PRO-XTEN® masking technology, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the potential of and Vir Biotechnology’s expectations for its other pipeline programs; Vir Biotechnology’s plans and expectations for its clinical development programs, including protocols for and enrollment into ongoing and planned clinical studies, potential partnering opportunities, and data readouts and presentations, as well as anticipated timelines; the potential benefits, safety and efficacy of Vir Biotechnology’s investigational therapies; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including, without limitation: unexpected safety or efficacy data or results observed during clinical studies or in data readouts, including the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; the timing and amount of Vir Biotechnology’s actual operating expenses, as determined in accordance with U.S. Generally Accepted Accounting Principles; difficulties in collaborating with other companies, some of whom may be competitors of Vir Biotechnology or otherwise have divergent interests, and uncertainty as to whether the benefits of Vir Biotechnology’s various collaborations can ultimately be achieved; challenges in accessing manufacturing capacity; clinical site activation rates or clinical enrollment rates that are lower than expected; the timing and outcome of Vir Biotechnology’s planned interactions with regulatory authorities, as well as general difficulties in obtaining any necessary regulatory approvals; successful development and/or commercialization of alternative product candidates by Vir Biotechnology’s competitors, as well as changes in expected or existing competition; Vir Biotechnology’s use of AI and machine learning in its efforts to engineer next-generation proteins and in other research and development efforts; geopolitical changes or other external factors; and unexpected litigation or other disputes. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later stage or larger scale clinical studies and do not ensure regulatory approval. The actual results may vary from the anticipated results, and the variations may be material. You are cautioned not to place undue reliance on any scientific data presented or these forward-looking statements, which are based on Vir Biotechnology’s available information, expectations and assumptions as of the date of this press release. Other factors that may cause Vir Biotechnology’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir Biotechnology’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir Biotechnology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$170,084	$222,947
Short-term investments	327,750	678,051
Restricted cash and cash equivalents, current	2,215	89,385
Equity investments	8,679	4,350
Prepaid expenses and other current assets	36,956	47,725
Total current assets	545,684	1,042,458
Intangible assets, net	7,924	8,120
Goodwill	16,937	16,937
Property and equipment, net	58,203	63,183
Operating lease right-of-use assets	63,555	59,680
Restricted cash and cash equivalents, noncurrent	6,957	6,363
Long-term investments	304,212	190,015
Other assets	15,981	12,057
TOTAL ASSETS	$1,019,453	$1,398,813
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,847	$5,081
Accrued and other liabilities	68,375	85,873
Deferred revenue, current	—	12,648
Contingent consideration obligation, current	—	16,060
Total current liabilities	75,222	119,662
Deferred revenue, noncurrent	9,433	—
Operating lease liabilities, noncurrent	91,215	90,139
Contingent consideration obligation, noncurrent	34,180	24,050
Other long-term liabilities	13,305	14,577
TOTAL LIABILITIES	223,355	248,428
Commitments and contingencies (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of September 30, 2025 and December 31, 2024; no shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 139,022,594 and 136,959,446 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	14	14
Additional paid-in capital	1,952,843	1,911,872
Accumulated other comprehensive loss	(1,911)	(1,717)
Accumulated deficit	(1,154,848)	(759,784)
TOTAL STOCKHOLDERS’ EQUITY	796,098	1,150,385
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,019,453	$1,398,813

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,
	2025	2024
Revenues:
Collaboration revenue	$(65)	$(1,102)
Contract revenue	—	1,391
Grant revenue	305	2,091
Total revenues	240	2,380
Operating expenses:
Cost of revenue	(11)	50
Research and development	151,463	195,178
Selling, general and administrative	22,231	25,744
Restructuring, long-lived assets impairment and related charges, net	—	12,712
Total operating expenses	173,683	233,684
Loss from operations	(173,443)	(231,304)
Other income:
Change in fair value of equity investments	1,335	1,130
Interest income	9,363	17,527
Other expense, net	(228)	(893)
Total other income	10,470	17,764
Loss before provision for income taxes	(162,973)	(213,540)
Provision for income taxes	(168)	(177)
Net loss	$(163,141)	$(213,717)
Net loss per share, basic and diluted	$(1.17)	$(1.56)
Weighted-average shares outstanding, basic and diluted	138,930,173	136,653,753

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